Exhibit 99.1

Dynacast International Inc. Reports Financial Results for the Third Quarter Ended September 30, 2013

CHARLOTTE, N.C., November 21, 2013 /PRNewswire/ — As previously announced, the management of Dynacast International Inc. (“Dynacast”) will hold a conference call at 10:30 a.m., Eastern Time, on Thursday, November 21, 2013, to review Dynacast’s results for the three and nine months ended September 30, 2013.

Net sales were $146.0 million for the three months ended September 30, 2013, a $16.7 million, or 12.9%, increase from the corresponding period in the prior year. Adjusted EBITDA increased by $3.5 million, or 14.5%, to $27.7 million for the three months ended September 30, 2013 compared to the corresponding period in the prior year. Dynacast reported a net income of $3.1 million for the three months ended September 30, 2013, a $3.4 million increase from the corresponding period in the prior year.

Net sales were $428.8 million for the nine months ended September 30, 2013, a $51.3 million, or 13.6%, increase from the corresponding period in the prior year. Adjusted EBITDA increased by $12.0 million, or 17.6%, to $80.3 million for the nine months ended September 30, 2013 compared to the corresponding period in the prior year. Dynacast reported a net income of $3.0 million for the nine months ended September 30, 2013, a $4.4 million increase from the corresponding period in the prior year. Net income for the nine months ended September 30, 2013 includes a non-cash charge of $4.8 million attributable to an increase in the fair value of our warrants; there was no equivalent charge in the corresponding period in the prior year.

The average value of the U.S. Dollar relative to the currencies of the countries and regions in which we operate had only a minor impact on results for the three and nine months ended September 30, 2013. The overall impact of all currency movements was to increase net sales by $1.7 and $3.6 million for the three and nine months ended September 30, 2013, respectively, and to increase operating income by $0.1 and $0.2 million, respectively. The overall impact of all currency movements was to increase adjusted EBITDA by $0.2 million for the three months ended September 30, 2013 and decrease adjusted EBITDA by $0.2 million for the nine months ended September 30, 2013.

Conference Call

The conference call will be held at 10:30 a.m., Eastern Time, on November 21, 2013 and may be accessed by dialing (877) 873-1192 for U.S. callers or (706) 643-1195 for international callers. Please reference conference ID# 99330115.

A telephonic replay of the call will be available after 2.00 p.m., Eastern Time, on November 21, 2013 and continue through December 21, 2013 and can be accessed by dialing (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. Please reference conference ID# 99330115.

About Dynacast International Inc.

Dynacast is a global manufacturer of small, engineered die cast components for thousands of companies in end markets such as automotive safety and electronics, consumer electronics, healthcare, hardware, computers and peripherals among others. Dynacast has recently announced its entry into the metal injection molding market, expanding our ability to produce precision components using a wide variety of metals, including stainless steel, titanium and copper.

Dynacast produces precision components by combining extensive engineering knowledge with our specialized manufacturing technologies. We provide cost effective solutions for our customers worldwide by identifying opportunities to redesign or consolidate products and assemblies through die-casting. We have a history of delivering value to our customers through our engineering expertise, efficient operations and Advanced Quality Planning systems.

With Global Headquarters in Charlotte, NC, Dynacast operates 22 manufacturing facilities in 16 countries worldwide. Please visit www.dynacast.com to learn more.

Non-GAAP Measures

Adjusted EBITDA and Segment EBITDA, as used in this news release, are non-GAAP financial measures.

EBITDA is earnings before interest, other income, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for certain items that we believe hinder comparison of the performance of our business either period-over-period or with other businesses, including non-controlling interests, management fees, restructuring costs, professional fees and transaction costs. Items are excluded from Adjusted EBITDA because they are individually or collectively material items that we do not consider to be representative of the performance of our business during the periods presented. We believe that the presentation of Adjusted EBITDA enhances an investor’s understanding of our performance.

Segment EBITDA is calculated by adding back depreciation and amortization expense to segment operating income and subtracting non-controlling interests in EBITDA for each segment. We measure and evaluate our reportable segments based on segment operating income, which is consistent with our chief operating decision maker’s assessment of segment performance. Segment EBITDA does not purport to be an alternative to segment operating income.

Adjusted EBITDA and Segment EBITDA are considered non-GAAP measures because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP or are calculated using financial measures that are not calculated in accordance with GAAP. Adjusted EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations include, but are not limited to the fact that Adjusted EBITDA and Segment EBITDA:

•	do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•	do not reflect any cash requirements that would be required for replacement of assets that are being depreciated or amortized; and

•	may exclude items that reflect cash payments that were made, or will in the future be made.

The non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits their usefulness as comparative measures.

For reconciliations of Adjusted EBITDA and Segment EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release may constitute “forward looking statements.” Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “contemplate,” “believe,” “estimate,” “anticipate,” “continue,” “expect,” “intend,” “predict,” “project,” “potential,” “possible,” “may,” “plan,” “should,” “would,” “goal,” “target” or other similar expressions or, in each case, their negative or other variations or comparable terminology. Forward-looking statements express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, and include all matters that are not historical facts. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements involve certain risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Actual outcomes or results may differ materially from those made in or suggested by the forward-looking statements. Factors that may cause actual outcomes or results to differ materially from forward-looking statements include those discussed in Part II, Item 1A. Risk Factors in our Form 10-K filed on March 15, 2013 and in any of our subsequent filings with the Securities and Exchange Commission.

Dynacast International Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions of dollars)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
		(As Recast)		(As Recast)

Net sales	$146.0	$129.3	$428.8	$377.5
Costs of goods sold	(110.9)	(98.2)	(324.1)	(290.6)

Gross margin	35.1	31.1	104.7	86.9
Operating expenses:
Selling, general and administrative expense	(16.4)	(15.5)	(50.2)	(44.3)
Transaction costs	—	(0.3)	—	(0.5)
Restructuring expense	—	—	—	(0.5)

Total operating expenses	(16.4)	(15.8)	(50.2)	(45.3)
Operating income	18.7	15.3	54.5	41.6

Other income (expense):
Interest expense	(11.9)	(12.2)	(36.4)	(37.2)
Other (expense) income	(0.3)	—	(4.5)	0.1

Income before income taxes	6.5	3.1	13.6	4.5

Income tax expense	(3.4)	(3.4)	(10.6)	(5.9)

Net income (loss)	3.1	(0.3)	3.0	(1.4)

Less: net income attributable to non-controlling interests	(0.1)	—	(0.2)	(0.2)

Less: Series A preferred stock accretion	—	—	—	(0.2)

Net income (loss) attributable to controlling stockholders	$3.0	$(0.3)	$2.8	$(1.8)

Dynacast International Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions of dollars)	September 30, 2013	December 31, 2012
		(As Recast)
Assets
Current assets
Cash and cash equivalents	$29.8	$28.0
Accounts receivable, net	98.2	87.6
Inventory, net	38.0	36.7
Prepaids and other assets	13.4	14.5
Deferred income taxes	4.3	4.3

Total current assets	183.7	171.1

Property and equipment, net	138.8	127.5
Intangible assets, net	250.8	261.9
Goodwill	244.5	242.8
Deferred financing costs, net	16.7	19.7
Deferred income taxes	5.0	5.3
Other assets	5.3	4.5

Total assets	$844.8	$832.8

Liabilities and Equity
Current liabilities
Accounts payable	$54.6	$62.1
Income taxes payable	4.7	3.0
Accrued expenses and other liabilities	63.3	49.8
Accrued interest	6.9	15.0
Deferred revenue	10.6	8.4
Current portion of accrued pension and retirement benefit obligations	0.6	0.6
Current portion of long-term debt	3.8	6.3
Deferred income taxes	0.2	0.2

Total current liabilities	144.7	145.4

Accrued interest and dividends	17.9	11.7
Accrued pension and retirement benefit obligations	24.0	23.5
Long-term debt, net	386.4	386.2
Mandatorily redeemable preferred stock	53.0	53.0
Warrants	14.3	9.5
Deferred income taxes	68.0	70.3
Other liabilities	3.8	4.5

Total liabilities	712.1	704.1
Puttable common stock	1.5	1.5

Commitments and contingencies

Equity
Common stock	0.2	0.2
Additional paid-in capital	167.5	167.5
Accumulated foreign currency translation adjustment, net	(13.4)	(14.5)
Unrealized loss on cash flow hedges, net	—	0.1
Cumulative unrealized pension loss, net	(4.2)	(4.3)
Accumulated deficit	(22.8)	(25.6)

Total equity attributable to controlling stockholders	127.3	123.4

Non-controlling interests	3.9	3.8

Total equity	131.2	127.2

Total liabilities and equity	$844.8	$832.8

Dynacast International Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(in millions of dollars)	September 30, 2013	September 30, 2012
		(As Recast)

Cash flows from operating activities
Net income (loss)	$3.0	$(1.4)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	25.5	24.2
Amortization of deferred financing costs	3.7	2.7
Deferred income taxes	(2.2)	(2.2)
Change in fair value of warrants	4.8	—
Beneficial conversion value for Series A preferred stock	—	0.9
Other	0.3	0.4
Changes in operating assets and liabilities:
Accounts receivable	(10.3)	(10.7)
Inventory, net	(1.4)	(4.6)
Prepaids and other assets	(1.9)	(2.9)
Accounts payable	(7.7)	8.0
Income taxes payable	2.8	1.2
Accrued expenses	10.3	2.5
Accrued interest and dividends	(1.9)	(1.7)
Other	6.6	1.2

Net cash flows provided by operating activities	31.6	17.6

Cash flows from investing activities
Capital expenditures	(26.8)	(15.7)
Settlement of derivative contracts	0.1	1.6

Net cash flows used in investing activities	(26.7)	(14.1)

Cash flows from financing activities
Draws on revolver	9.0	24.5
Repayments on revolver	(9.0)	(22.5)
Draws on credit facility	2.4	—
Repayments on credit facility	(2.4)	—
Proceeds from ERP loan	5.8	—
Debt issuance costs	(0.6)	(1.1)
Dividends paid to non-controlling interests	(0.1)	(0.2)
Repayments of long-term debt	(8.1)	(3.7)

Net cash flows used in financing activities	(3.0)	(3.0)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.8

Net change in cash and cash equivalents	1.8	1.3

Cash and cash equivalents
Beginning of period	28.0	21.1

End of period	$29.8	$22.4

Dynacast International Inc.

Reconciliation of Non-GAAP Measures

The following tables reconcile our total net income (loss) to Adjusted EBITDA and our net income (loss) by segment to Segment EBITDA:

	For the Three Months Ended					For the Three Months Ended
	September 30, 2013					September 30, 2012
(In millions of dollars)	Europe	Asia	North America	Corporate	Total	Europe	Asia	North America	Corporate	Total

Sales	$46.8	$60.2	$39.0	$—	$146.0	$40.3	$52.3	$36.7	$—	$129.3

Net income (loss)	$6.1	$7.2	$2.5	$(12.7)	$3.1	$6.5	$5.2	$(1.1)	$(10.9)	$(0.3)
Income taxes	0.6	2.0	4.2	(3.4)	3.4	(0.5)	1.9	7.4	(5.4)	3.4
Interest expense	0.6	—	—	11.3	11.9	0.6	—	—	11.6	12.2
Other (income) expense	(1.0)	—	—	1.3	0.3	(0.9)	—	(0.1)	1.0	—

Operating income (loss)	6.3	9.2	6.7	(3.5)	18.7	5.7	7.1	6.2	(3.7)	15.3
Depreciation & amortization	3.5	3.2	1.9	—	8.6	3.2	3.2	1.7	0.1	8.2

EBITDA	9.8	12.4	8.6	(3.5)	27.3	8.9	10.3	7.9	(3.6)	23.5

Non-controlling interests in EBITDA	—	(0.2)	—	—	(0.2)	(0.1)	(0.2)	—	—	(0.3)
Management fees	—	—	—	0.7	0.7	—	—	—	0.7	0.7
Impact of change in accounting principle as applied to prior periods	—	—	(0.1)	—	(0.1)	—	—	—	—	—
Transaction & related costs	—	—	—	—	—	—	—	—	0.3	0.3

Adjusted EBITDA	$9.8	$12.2	$8.5	$(2.8)	$27.7	$8.8	$10.1	$7.9	$(2.6)	$24.2

	For the Nine Months Ended					For the Nine Months Ended
	September 30, 2013					September 30, 2012
(In millions of dollars)	Europe	Asia	North America	Corporate	Total	Europe	Asia	North America	Corporate	Total

Sales	$138.3	$169.1	$121.4	$—	$428.8	$129.6	$144.3	$103.6	$—	$377.5

Net income (loss)	$16.6	$20.6	$5.7	$(39.9)	$3.0	$17.2	$14.2	$3.3	$(36.1)	$(1.4)
Income taxes	2.8	5.0	16.6	(13.8)	10.6	1.3	3.5	13.3	(12.2)	5.9
Interest expense	1.3	0.1	—	35.0	36.4	1.7	0.2	—	35.3	37.2
Other (income) expense	(2.9)	(0.1)	—	7.5	4.5	(2.5)	(0.1)	(0.2)	2.7	(0.1)

Operating income (loss)	17.8	25.6	22.3	(11.2)	54.5	17.7	17.8	16.4	(10.3)	41.6
Depreciation & amortization	10.1	9.5	5.8	0.1	25.5	9.3	9.5	5.2	0.2	24.2

EBITDA	27.9	35.1	28.1	(11.1)	80.0	27.0	27.3	21.6	(10.1)	65.8

Non-controlling interests in EBITDA	(0.1)	(0.6)	—	—	(0.7)	(0.1)	(0.6)	—	—	(0.7)
Management fees	—	—	—	1.9	1.9	—	—	—	1.9	1.9
Impact of change in accounting principle as applied to prior periods	—	—	(0.9)		(0.9)	—	—	—	—	—
Restructuring & severance	—	—	—	—	—	0.5	—	—	—	0.5
Professional fees	—	—	—	—	—	—	—	—	0.3	0.3
Transaction & related costs	—	—	—	—	—	—	—	—	0.5	0.5

Adjusted EBITDA	$27.8	$34.5	$27.2	$(9.2)	$80.3	$27.4	$26.7	$21.6	$(7.4)	$68.3

CONTACT:

Richard J. Lehman Jr.

980-297-7354

richardlehman@dynacast.com